Exhibit 99.1
KBR Appoints Huibert Vigeveno to Board of Directors

HOUSTON, August 7, 2025 – KBR (NYSE: KBR) announced today the appointment of Huibert H. Vigeveno to its board of directors effective August 5, 2025.

Mr. Vigeveno, 55, brings a wealth of energy and industrial sector expertise to KBR’s board, a result of his 30 years of distinguished service with Shell. Mr. Vigeveno joined Shell in the U.K. in 1995 and gained significant sales, marketing, strategy and general management experience across the enterprise. Mr. Vigeveno also has substantial experience with mergers, acquisitions and similar strategic transactions. From January 2020 to March 2025, he served as a member of Shell plc’s executive committee and as director of Downstream, Renewables and Energy Solutions. From 2017 to 2019, Mr. Vigeveno was executive vice president of Global Commercial. Prior to that role, from 2015 to 2016, he led the integration and served as transition CEO of BG Group in the U.K. following its acquisition by Shell. Other roles include executive chairman of Shell China (2012 to 2015) and vice president of Shell Supply and Distribution in Europe and Africa (2009 to 2012). Mr. Vigeveno will officially step down at Shell in September 2025 to pursue other opportunities. He holds a Master of Business Administration degree from Erasmus University Rotterdam in the Netherlands.

“It is my great pleasure to welcome Huibert to the KBR Board of Directors,” said KBR board Chair, President and CEO Stuart Bradie. “His deep experience at Shell, his wide-ranging expertise, and his unique perspective will be strong additions to our board. We know his contributions will be invaluable as KBR continues to grow its reputation as a leading provider of more sustainable traditional energy and energy transition solutions.”

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 37,000 people worldwide with customers in more than 80 countries and operations in over 29 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

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Forward Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks, uncertainties and assumptions include, but are not limited to, those set forth in the company’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks and other U.S. Securities and Exchange Commission filings, which discuss some of the important risks, uncertainties and assumptions that the company has identified that may affect its business, results of operations and financial condition. Due to such risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:

Investors
Jamie DuBray
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications and Marketing
713-753-3800
MediaRelations@kbr.com